EXHIBIT 99.1

NEW WORLD REPORTS RESULTS FOR 4TH QUARTER AND FISCAL 2004
—Company posts 2.6% increase in comparable-store sales, 43.2% increase in EBITDA and generates $11.4 million in cash flow during the 4th quarter

GOLDEN, Colo. (3/2/05) – New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today reported an increase in fourth quarter comparable store sales, as well as significant improvements in operating income and reduced net losses for both the quarter and year ended Dec. 28, 2004. The company’s operations generated $11.0 million in cash flow during fiscal 2004, a five-fold increase from 2003.

Comparable store sales increased by 2.6 % over the corresponding 2003 period during the fourth quarter, contributing to a 0.2% increase in total revenues for the 13-week period to $97.3 million from $97.1 million in the fourth quarter of 2003. Income from operations improved to $3.6 million, or 3.7 % of revenues, representing an $11.9 million improvement over the restated $8.3 million operating loss reported in the fourth quarter of 2003.

“We are very pleased to report a return to increased comparable store sales and total revenues during the fourth quarter and continuing improvements in operating income that began in the first quarter of 2004. Both revenues and income from operations reached their highest levels for the year during the fourth quarter,” said Paul Murphy, New World CEO. “The year-over-year increase in comparable store sales followed sequential improvements in this key measurement during the first three quarters of 2004. The improvements arose from continued enhancement in the operation of restaurants throughout the year, the introduction of new menu items, and supporting marketing and advertising campaigns initiated in the fourth quarter.  These factors helped drive a 5.2% increase in the average check which was partially offset by a 2.5% decline in transactions during the quarter.”

Commenting on New World’s fiscal 2004 operating results, Mr. Murphy said that revenues were consistent with the company’s expectations. “Throughout 2004, we saw continued improvement in our company operated store performance.  I am quite proud of the efforts our personnel put forward over the past year.  Our back to basics approach to the business is now bearing fruit,” he explained. “We will continue to implement solutions to improve our margins, but expect this trend to level out during 2005, as many of the cost-level reduction initiatives will have been in place for approximately one year.”

In the fourth quarter, EBITDA increased 43.2% to $10.6 million, or 10.9% of revenues, from $7.4 million, or 7.6% of revenues, during the comparable fiscal 2003 period.  Adjusted EBITDA for the 13 weeks improved 12.1% to $11.2 million, or 11.5% of revenues, from $9.9 million, or 10.2% of revenues, in the 2003 quarter. (See tables at end of this press release for explanation of EBITDA, adjusted EBITDA and corresponding reconciliations.) New World’s net loss for the fourth quarter declined to $2.1 million, or 21 cents per basic and diluted share, from a restated $14.0 million, or $1.43 per share, a year earlier.  In addition to the improvements in revenues and income from operations, cash flow from operations was $11.4 million compared with $7.6 million in the fourth quarter of 2003. General and administrative expenses were $7.5 million in the fourth quarter of 2004, a 33.2% decrease from $11.2 million in the comparable 2003 quarter.

New World chief financial officer Richard P. Dutkiewicz also noted that while posting increases in EBITDA during 2004, New World continued to narrow the difference between EBITDA and adjusted EBITDA.

EBITDA is not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.  Rather, EBITDA is a basis upon which to assess financial performance.  While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The company presents adjusted EBITDA information because it is relevant to the covenants in both the $160 million notes and the AmSouth Revolver.

For the year ended December 28, 2004, total revenues decreased by 2.5 % to $373.9 million from $383.3 million in 2003. The results primarily reflected a 2.3% decline in retail sales from the company-operated Einstein Bros. and Noah’s New York Bagels restaurants to $347.8 million from $356.2 million in fiscal 2003. Comparable store sales decreased by 1.9%, reflecting a 5.4% drop in transactions partially offset by a 3.8% increase in average check size.

The company reported income from operations of $7.0 million for fiscal 2004, compared to a restated loss from operations of $17.6 million in fiscal 2003.  Operating results for fiscal 2003 included $5.3 million in impairment charges and $2.1 million in integration and reorganization charges.

EBITDA for fiscal 2004 rose 48.3% to $35.3 million, or 9.4% of revenues, from $23.8 million, or 6.2% of revenues, during fiscal 2003, which included net unusual charges of $10.9 million.  Adjusted EBITDA for 2004 was $36.7 million, or 9.8% of revenues, a 5.6% increase from $34.7 million, or 9.1% of revenues, in fiscal 2003. New World’s net loss for 2004 was $17.4 million, or $1.77 per basic and diluted share, compared with a restated net loss of $73.5 million in fiscal 2003. After including dividends and accretion on Preferred Stock of $14.4 million, the restated net loss to common stockholders for fiscal 2003 was $87.9 million, or $22.71 per share.  An equity restructuring completed in September 2003 eliminated the Series F Preferred Stock and its related dividends and accretion on a going forward basis.

The company’s net loss for fiscal 2004 includes a $1.6 million loss on the abandonment of certain assets, partially offset by $0.3 million in other income.  New World’s net loss for the prior year included a one-time, non-cash loss of $23.0 million on the exchange of Series F Preferred Stock in connection with the September 2003 equity restructuring, partially offset by a $1.0 million benefit for the cumulative change in the fair value of derivatives, a $0.6 million gain on the disposal of assets, a $0.4 million gain on investment in debt securities, and $0.2 million in other income.

In addition to the improvement in income from operations and the impact of the aforementioned items, the year-to-year reduction in New World’s net loss reflected a 32.2% decline in net interest expense to $23.2 million from $34.2 million in fiscal 2003, due to a debt refinancing completed during the third quarter of 2003.

While revenues decreased during fiscal 2004, gross profit increased by 2.4% to $67.2 million, or 18.0% of total revenues, from $65.6 million, or 17.1% of revenues, in 2003. This increase was primarily due to improvements in retail cost of sales, with retail margins rising by 1.3% over 2003. The company, which factors all store level expenses into its retail margins, realized approximately $8.2 million of the margin improvement from the decision to temporarily reduce marketing expenditures.  Retail margins also benefited from improvements in labor utilization and an approximate $1.1 million reduction in group insurance and workman’s compensation claims, offset by commodity cost increases of approximately $2.4 million.

The year-over-year improvement in income from operations also reflected a 21.6% decrease in general and administrative (G&A) expenses to $32.8 million in fiscal 2004 from $41.8 million in 2003, when the company incurred $3.9 million in non-capitalizable legal and consulting expenses related to the debt refinancing and equity recapitalization and a re-audit of its fiscal 2000 and 2001 financial results.  The year-over-year reduction in G&A expenses was also aided by a $1.8 million decrease in bad debt expense due to improved collection efforts and management of franchisee receivables.

During fiscal 2004, New World’s operations generated cash flow of $11.0 million compared with cash flow of $2.0 million in fiscal 2003. “With the significant improvement in cash flow, we were able to reinvest $9.3 million of cash in the business,” said Mr. Dutkiewicz. “We expect to continue to experience improvements in cash flow in 2005.” Reinvestments during 2004 included $1.2 million for new stores and $5.8 million for replacement and new equipment at existing company-operated stores, as well as $0.8 million for manufacturing operations and $1.5 million for general corporate purposes.

In the fourth quarter of 2004, New World unveiled five test concept Einstein Bros. Café (EB Café) restaurants in Colorado.  The first new unit of this quick casual concept opened in Denver’s Stapleton area in October.  Shortly thereafter, New World retrofitted four additional Einstein Bros. Bagel restaurants located in the Denver and Colorado Springs markets.  In addition to Einstein Bros.’ traditional bagels and an expanded breakfast menu, the new concept offers an extensive lunch menu with a culinary focus on innovative items using fresh and high quality ingredients.  The restaurants also feature a more sophisticated, upgraded look inside and out, as well as improvements to customer service systems.

“To date, we are pleased with the results we have seen during the first few weeks of the operations, with gains shown in average check size and a higher proportion of sales being generated during the afternoon day-part compared to our traditional Einstein locations,” said Mr. Murphy. “We are closely analyzing the data from these restaurants to determine the need for modifications to the menu offerings, physical layout, operational and design elements before going forward with future retrofits or new locations.

“Our current plan is to convert the existing Einstein Bros. Bagel locations to the EB Café concept over an approximate three-year time frame on a market-by-market basis,” he continued. “By converting the restaurants on a market basis, as we did in Colorado Springs, we can develop a consistent marketing and advertising message to our customers, and minimize the impact that supporting multiple brands within the same market would have on our distribution partners.”

New World is currently in discussion with Bear Stearns regarding the refinancing of its $160 million notes and the AmSouth Revolver, which may reduce interest expense.

As disclosed in a separate press release issued today, New World determined that it was appropriate to adjust certain prior financial statements for leasehold amortization.  These adjustments are all non-cash and have no impact on cash flows, cash position, revenues, same-store sales, and EBITDA.  Tables providing the impact of these adjustments on results for the first three quarters of 2004, as well as the fiscal 2003 and 2002 years, appear at the end of this release.

Mr. Murphy and Mr. Dutkiewicz will discuss New World’s financial and operating results for the fourth quarter and fiscal 2004 during a conference call scheduled for 11:00 a.m. (EST) on March 2. To listen to the call, dial 877-445-2570 and give the operator the conference ID number, 4423144. A telephone replay of the call will be available through midnight (EST) on March 16, 2005. To access the replay, call 800-642-1687; international callers should dial (706) 645-9291 and give the conference ID number, 4423144. Investors and media are also invited to listen to a webcast of the call on the company’s website, www.newworldrestaurantgroup.com.  The replay of the call will also be archived on the website.

New World is a leading company in the quick casual restaurant industry.  The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands.  As of December 28, 2004, the company’s retail system consisted of 453 company-operated locations, as well as 180 franchised, and 57 licensed locations in 34 states, plus D.C.  The company also operates a dough production facility.

****

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “plan to,”  “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend”  and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to (i) the availability of sufficient capital to the Company and the ability to reach favorable lease terms for the opening of company-operated restaurants (ii) the success of the company’s plan to revitalize its concepts is dependent upon various factors, including the availability of capital and opportunities to make modifications, (iii) the company’s ability to build the average check depends, in part, upon market conditions, competition, and customer acceptability, among other factors; (iv) the improvement in period over period comparable store sales is not necessarily indicative of future results and is subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (v) the ability to improve margins may be affected by unexpected costs or expenses, among other factors; (vi) the conversions, the expenditure of capital, and the opening of new concept stores and advertising campaigns are subject to availability of capital, and other resources, raw materials, the availability of advertising media and the projected returns on investments in those conversions; (vii) the Company’s ability to generate sufficient cash flow is dependent upon economic, financial, competitive and legislative factors, among other factors; (viii) the Company’s ability to refinance is dependent upon a variety of factors, including financial market conditions, company results, availability of favorable rates and terms.  These and other risks are more fully discussed in the company’s SEC filings

CONTACTS: Media/Investors: Bill Parness, (732) 290-0121, or Marty Gitlin, (914) 528-7702; parnespr@optonline.net

Nw28/2004-q4earningsrelease

—TABLES ATTACHED—

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE FOURTH QUARTER AND YEAR TO DATE PERIODS ENDED DECEMBER 28, 2004 AND
DECEMBER 30, 2003

(in thousands, except earnings per share and related share information)

	Fourth quarter ended (unaudited):		Year to date ended:
	2004	2003	2004	2003
		(restated)		(restated)
Revenues:
Retail sales	$90,804	$89,923	$347,786	$356,225
Manufacturing revenues	4,852	5,481	20,122	21,457
Franchise and license related revenues	1,665	1,715	5,952	5,624
Total revenues	97,321	97,119	373,860	383,306

Cost of sales:
Retail costs	74,931	73,318	288,736	297,934
Manufacturing costs	4,302	5,197	17,925	19,756
Total cost of sales	79,233	78,515	306,661	317,690

Gross profit	18,088	18,604	67,199	65,616

Operating expenses:
General and administrative expenses	7,495	11,220	32,755	41,794
Depreciation and amortization	6,966	8,124	27,848	34,013
Adjustment of integration and reorganization cost	(26)	2,285	(869)	2,132
Impairment charges and other related costs	48	5,292	450	5,292
Income (loss) from operations	3,605	(8,317)	7,015	(17,615)

Other expense (income):
Interest expense, net	5,770	5,726	23,196	34,184
Cumulative change in the fair value of derivatives	—	—	—	(993)
Gain on investment from sale of debt securities	—	(374)	—	(374)
Loss (gain) on sale, disposal or abandonment of assets, net	162	34	1,557	(558)
Loss on exchange of Series F Preferred Stock due to Equity Recap	—	—	—	23,007
Other	(87)	(59)	(284)	(172)

Loss before income taxes	(2,240)	(13,644)	(17,454)	(72,709)

Benefit (provision) for state income taxes	(141)	382	(49)	812

Net loss	(2,099)	(14,026)	(17,405)	(73,521)
Dividends and accretion on Preferred Stock	—	—	—	(14,423)

Net loss available to common stockholders	$(2,099)	$(14,026)	$(17,405)	$(87,944)

Net loss per common share – Basic and Diluted	$(0.21)	$(1.43)	$(1.77)	$(22.71)

Weighted average number of common shares outstanding: Basic and Diluted	9,843,150	9,841,828	9,842,414	3,873,284

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 28, 2004 AND DECEMBER 30, 2003

(in thousands, except share information)

	December 28, 2004	December 30, 2003
		(restated)
ASSETS
Current assets:
Cash and cash equivalents	$9,752	$9,575
Restricted cash	1,269	1,815
Franchise and other receivables, net of allowance of $2,475 and $3,310	7,123	5,842
Inventories	4,941	4,831
Prepaid expenses and other current assets	1,643	2,650
Total current assets	24,728	24,713

Restricted cash long-term	2,526	3,036
Property, plant and equipment, net	41,855	54,513
Trademarks and other intangibles, net	77,219	85,431
Goodwill	4,875	4,875
Debt issuance costs and other assets	7,253	9,170
Total assets	$158,456	$181,738

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,243	$8,189
Accrued expenses	34,836	37,871
Short term debt and current portion of long-term debt	295	2,105
Current portion of obligations under capital leases	16	180
Total current liabilities	43,390	48,345

Senior notes and other long-term debt	160,840	161,120
Obligations under capital leases	31	29
Other liabilities	9,678	10,397
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	270,939	276,891

Stockholders’ deficit:
Common stock, $.001 par value; 15,000,000 shares authorized; 9,848,713 and 9,841,828 shares issued and outstanding	10	10
Additional paid-in capital	175,797	175,585
Unamortized stock compensation	(137)	—
Accumulated deficit	(288,153)	(270,748)
Total stockholders’ deficit	(112,483)	(95,153)
Total liabilities and stockholders’ deficit	$158,456	$181,738

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FOURTH QUARTER AND YEAR TO DATE PERIODS ENDED DECEMBER 28, 2004 AND
DECEMBER 30, 2003

(in thousands)

	Fourth quarter ended (unaudited):		Year to date ended:
	2004	2003	2004	2003
		(restated)		(restated)
OPERATING ACTIVITIES:
Net loss	$(2,099)	$(14,026)	$(17,405)	$(73,521)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	6,966	8,124	27,848	34,013
Stock based compensation expense	17	—	68	—
Loss, net of gains, on disposal of assets and impairment charges	424	5,326	1,872	4,734
Gain on investment in debt securities	—	(374)	—	(374)
Charges (adjustments) of integration and reorganization costs	(26)	2,285	(869)	2,132
Provision for (recovery of) losses on accounts receivable	234	1,815	177	1,815
Cumulative change in fair value of derivatives	—	—	—	(993)
Amortization of debt issuance and debt discount costs	462	463	1,849	3,138
Notes issued as paid in kind for interest on Bridge Loan	—	(115)	—	395
Issuance of standstill warrants	—	—	—	3,132
Greenlight interest	—	—	—	1,025
Loss on exchange of Series F Preferred Stock due to Equity Recap	—	—	—	23,007
Reduction in Bridge Loan due to Equity Recap	—	115	—	(500)
Changes in operating assets and liabilities:
Franchise and other receivables	(1,301)	(1,642)	(1,597)	(1,688)
Cash overdraft	(1,978)	—	—	—
Accounts payable and accrued expenses	8,125	6,227	(2,154)	8,516
Other assets and liabilities	574	(587)	1,191	(2,816)
Net cash provided by operating activities	11,398	7,611	10,980	2,015

INVESTING ACTIVITIES:
Purchase of property and equipment	(3,646)	(1,083)	(9,251)	(6,921)
Proceeds from the sale of equipment	397	12	531	558
Proceeds from the sale of assets held for sale	—	—	—	—
Proceeds from investment in debt securities	—	374	—	374
Net cash used in investing activities	(3,249)	(697)	(8,720)	(5,989)

FINANCING ACTIVITIES:
Proceeds (repayments) of line of credit, net	15	(3,500)	(985)	(5,000)
Repayment of notes payable	(280)	(330)	(1,105)	(1,131)
Proceeds from issuance of $160 Million Indenture	—	—	—	160,000
Repayment of $140 Million Facility	—	—	—	(140,000)
Advance funding of NJEDA (restricted cash)	—	344	—	(1,684)
Debt issuance costs	—	(33)	—	(8,571)
Common stock issued upon warrant exercise	6	—	7	—
Net cash provided by (used in) financing activities	(259)	(3,519)	(2,083)	3,614

Net increase (decrease) in cash	7,890	3,395	177	(360)
Cash and cash equivalents, beginning of period	1,862	6,180	9,575	9,935
Cash and cash equivalents, end of period	$9,752	$9,575	$9,752	$9,575

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

SUPPLEMENTAL INFORMATION
FOR THE FOURTH QUARTER AND YEAR TO DATE PERIODS ENDED DECEMBER 28, 2004 AND
DECEMBER 30, 2003

(in thousands)

Reconciliation of Net Loss to EBITDA	Fourth quarter ended (unaudited):		Year to date ended:
	2004	2003	2004	2003
		(restated)		(restated)
Net Loss	$(2,099)	$(14,026)	$(17,405)	$(73,521)
Adjustments:
Interest expense, net	5,770	5,726	23,196	34,184
Cumulative change in the fair value of derivatives	—	—	—	(993)
Gain on investment from sale of debt securities	—	(374)		(374)
Loss (gain) on sale, disposal or abandonment of assets, net	162	34	1,557	(558)
Loss on exchange of Series F Preferred Stock	—	—	—	23,007
Other income	(87)	(59)	(284)	(172)
Provision (benefit) for income taxes	(141)	382	(49)	812
Depreciation and amortization	6,966	8,124	27,848	34,013
Charges for integration and reorganiztion costs	—	2,285	—	2,132
Impairment charges and other related costs	48	5,292	450	5,292

EBITDA	$10,619	$7,384	$35,313	$23,822

Reconciliation of EBITDA to Adjusted EBITDA (1)	Fourth quarter ended (unaudited):		Year to date ended:
	2004	2003	2004	2003
		(restated)		(restated)
EBITDA	$10,619	$7,384	$35,313	$23,822
Adjustments:
Certain legal, financing and advisory fees	338	(177)	1,770	4,536
Acquisition and integration expenses	—	1,116	—	1,888
Adjustments of intergration and reorganization costs	(26)	—	(869)	—
Certain corporate expenses	—	(172)	—	691
Certain other charges	219	1,795	469	3,798

Adjusted EBITDA	$11,150	$9,946	$36,683	$34,735

EBITDA is not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.  Rather, EBITDA is a basis upon which to assess financial performance.  While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The company presents adjusted EBITDA information because it is relevant to the covenants in both the $160 million notes and the AmSouth Revolver.

NEW WORLD RESTAURANT GROUP, INC

SUMMARY OF FINANCIAL IMPACT OF RESTATEMENT ADJUSTMENTS
FOR THE FISCAL YEARS ENDED 2003 AND 2002
AND FOR THE FIRST, SECOND AND THIRD QUARTERS ENDED 2004

	As reported	Adjustments	As restated
Fiscal Year ended 2002:
Net loss available to common shareholders	$(68,067)	$(4,421)	$(72,488)
Loss per share	$(51.81)	$(3.37)	$(55.18)
Accumulated deficit	$(175,330)	$(7,474)	$(182,804)

Fiscal Year ended 2003:
Net loss available to common shareholders	$(82,131)	$(5,813)	$(87,944)
Loss per share	$(21.20)	$(1.51)	$(22.71)
Accumulated deficit	$(257,461)	$(13,287)	$(270,748)

First Quarter ended March 30, 2004:
Net loss available to common shareholders	$(2,556)	$(1,574)	$(4,130)
Loss per share	$(0.26)	$(0.16)	$(0.42)

Second Quarter ended June 29, 2004:
Net loss available to common shareholders	$(4,750)	$(1,474)	$(6,224)
Loss per share	$(0.48)	$(0.15)	$(0.63)

Third Quarter ended September 28, 2004:
Net loss available to common shareholders	$(3,472)	$(1,480)	$(4,952)
Loss per share	$(0.35)	$(0.15)	$(0.50)